Securities & Exchange Commission,
Washington, D.C.

AUTHOR’S CONSENT

I, Nicholas C. Carter, Ph. D., P.Eng., of 1410 Wende Road, Victoria, in the Province of British Columbia, do hereby consent to the use in this registration statement of Alton Ventures, Inc. on Form SB2 of my “Geological Report on the Maun Lake Property, Maun Lake Area, Thunder Bay Mining Division, Ontario” dated July 17, 2003, appearing in the Registration Statement. I hereby concur with the summary of the report contained in the registration statement. I also consent to the reference to me under the heading “Experts” in such registration statement and agree to the filing of this consent as an exhibit to the registration statement.

/s/ “N. C. Carter,”

N. C. Carter, Ph.D., P. Eng.
1410 Wende Road,
Victoria, British Columbia

May 15, 2004